PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
November 27, 2012

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2012 THIRD QUARTER RESULTS

•	NON-GAAP EPS OF $2.34 EXCEEDED THE TOP END OF THE COMPANY’S GUIDANCE BY $0.04; GAAP EPS WAS $2.24

•	TOMMY HILFIGER AND CALVIN KLEIN BUSINESSES CONTINUE TO DRIVE EARNINGS PERFORMANCE

•	FULL YEAR NON-GAAP EPS GUIDANCE RAISED TO A RANGE OF $6.37 TO $6.38, AN INCREASE OF 18% TO 19% OVER THE PRIOR YEAR’S NON-GAAP EPS

New York, New York - PVH Corp. [NYSE: PVH] reported 2012 third quarter and year to date results and updated its guidance for the full year.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Third Quarter Results:

•	Earnings per share was $2.34 on a non-GAAP basis, which exceeded the Company’s guidance and represents a 24% increase over the prior year period’s non-GAAP earnings per share of $1.89.

•	GAAP earnings per share was $2.24 and represents a 45% increase over the prior year period’s GAAP earnings per share of $1.54.

•
Revenue of $1.643 billion decreased 1% as compared to the prior year period due to a 5% negative impact attributable to the exit from the Izod women’s and Timberland wholesale sportswear businesses (worth approximately $50 million) and foreign currency translation (worth approximately $40 million). On a constant currency basis and excluding the impact of exited businesses, revenue increased 4%.

•
Operating margin on a non-GAAP basis increased 150 basis points due to a 260 basis point gross margin increase, driven by the higher-margin Calvin Klein and Tommy Hilfiger businesses growing faster, combined with higher average unit retail selling prices and decreased product costs across the Company’s businesses. GAAP operating margin increased 260 basis points.

Third Quarter Business Review:
Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 1% to $833.6 million from $826.6 million in the prior year’s third quarter, including a negative impact of approximately $40 million, or 5%, related to foreign currency translation. On a constant currency basis, Tommy Hilfiger revenue increased 6%. Within the Tommy Hilfiger North America business, revenue increased 8%, principally driven by retail comparable store sales growth of 9%. Revenue in the Tommy Hilfiger International business decreased 4%, due to a negative impact of 8% related to foreign currency translation. On a constant currency basis, revenue for the Tommy Hilfiger International business increased 4%, driven by European retail comparable store sales growth of 14%, partially offset by continued weakness in Japan, where the Company is currently in the process of strategically repositioning and investing in the brand.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 16% to $135.1 million from $116.2 million in the prior year’s third quarter, due to the net revenue increase discussed above and a significant improvement in gross margin driven by an increase in average unit retail selling prices and a decrease in product costs. Partially offsetting this increase was the negative impact of approximately $10 million related to foreign currency translation.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 42% to $128.8 million, as compared to $90.6 million in the prior year’s third quarter. This increase was due principally to the net impact of the overall revenue and gross margin increases noted above, combined with the absence of expenses incurred in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India and a decrease in integration and restructuring costs.

Calvin Klein
Revenue in the Calvin Klein business increased 6% to $319.6 million from $301.2 million in the prior year’s third quarter, driven primarily by a 9% increase in comparable store sales within the Company’s Calvin Klein outlet retail business and an 11% increase in the North American wholesale business. These increases were partially offset by Calvin Klein royalty revenue, which was relatively flat to the prior year period. Fragrance, women’s sportswear, dresses, footwear and handbags continued to experience strong growth globally during the quarter, but were offset by a decline in royalty revenue related to the upcoming reacquisition of the European bridge apparel and accessories business and continued weakness in jeans and women’s underwear in Europe and the United States.

Earnings before interest and taxes for the Calvin Klein business increased 7% to $92.4 million as compared to the prior year’s third quarter amount of $86.2 million, driven principally by the revenue increases discussed above, combined with an improvement in gross margin in the Company’s Calvin Klein apparel business and a shift in advertising expenses.

Heritage Brands
Total revenue for the Heritage Brands business decreased 7% to $489.5 million as compared to $526.3 million in the prior year’s third quarter due to a $50 million, or 10%, negative impact related to the exit from the Izod women’s and Timberland wholesale sportswear businesses. Excluding the impact of exited businesses, revenue for the Heritage Brands business increased 3%, principally attributable to strong growth in the Company’s ongoing wholesale sportswear businesses. Comparable store sales for the Heritage Brands retail business were relatively flat to the prior year.

Earnings before interest and taxes for the Heritage Brands business was $47.4 million, an increase of 3% as compared to the prior year’s third quarter of $46.1 million on a non-GAAP basis and an increase of 4% as compared to the prior year’s third quarter of $45.6 million on a GAAP basis. The increase in earnings before interest and taxes was due principally to strength in the wholesale dress furnishings and wholesale sportswear businesses, partially offset by continued weakness in the retail business, particularly Bass. The increase in earnings before interest and taxes on a GAAP basis was also attributable to the absence of $0.5 million of costs incurred in 2011 in connection with the Company’s termination of its license to market sportswear under the Timberland brand.

Third Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased 10% to $250.4 million from $227.3 million in the prior year’s third quarter, including the negative impact of approximately $10 million related to foreign currency translation and a $3.3 million increase in corporate expenses due principally to an increase in pension expense resulting from a decrease in discount rates. Driving the overall increase in non-GAAP earnings before interest and taxes was (i) an increase of $18.9 million in the Tommy Hilfiger business, inclusive of approximately $10 million negative impact due to foreign currency translation; (ii) an increase of $6.3 million in the Calvin Klein business; and (iii) an increase of $1.3 million in the Heritage Brands business.

On a GAAP basis, earnings before interest and taxes increased 21% to $237.4 million as compared to $196.8 million in the prior year’s third quarter. The increase was due principally to the net effect of the changes discussed above, combined with the net effect of (i) the absence of $20.7 million of expenses incurred in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India; (ii) a $2.7 million decrease in integration and restructuring costs associated with the Tommy Hilfiger acquisition; and (iii) $6.4 million of costs incurred in the current year’s third quarter related to the pending acquisition of The Warnaco Group, Inc.

Net interest expense decreased $3.3 million to $28.3 million as compared to the prior year’s third quarter, due principally to lower debt levels in the current quarter.

The effective tax rate was 21.9% on a non-GAAP basis as compared to 29.4% on a non-GAAP basis in the prior year’s third quarter. The effective tax rate was 20.9% on a GAAP basis, as compared to 32.1% on a GAAP basis in the prior year’s third quarter. Continuing to positively impact the Company’s 2012 tax rates is an increase in the proportion of earnings attributable to foreign jurisdictions that are subject to favorable tax rates, as well as the continuation of the tax synergies resulting from the Tommy Hilfiger acquisition. In addition, positively impacting the third quarter 2012 GAAP effective tax rate was a benefit resulting from previously unrecognized tax credits.

The non-GAAP effective tax rate in the third quarter was lower than the Company’s previous guidance due to the timing of certain discrete tax items, which benefited the Company’s third quarter non-GAAP earnings per share by approximately $0.03 and were originally planned to occur in the fourth quarter of the current year.

Nine Months Consolidated Results:

•	Earnings per share on a non-GAAP basis was $4.90 as compared to $4.20 for the prior year.

•	GAAP earnings per share was $4.70 as compared to $3.25 for the prior year.

•
Revenue increased 1% to $4.407 billion, including a negative impact of 4% attributable to foreign currency translation and the exited sportswear businesses. The overall increase in revenue was due to the net impact of:

◦
A 4%, or $90.9 million, increase in the Tommy Hilfiger business, including a negative impact of approximately $100 million, or 4%, related to foreign currency translation. Within the Tommy Hilfiger North America business, revenue increased 10%, principally driven by retail comparable store sales growth of 11%. Revenue in the Tommy Hilfiger International business was relatively flat to the prior year period, including a negative impact of 7% related to foreign currency translation. On a constant currency basis, revenue for the Tommy Hilfiger International business increased 7%, driven by European retail comparable store sales growth of 12%, partially offset by continued weakness in Japan, where the Company is currently in the process of strategically repositioning and investing in the brand.

◦
A 6%, or $46.2 million, increase in the Calvin Klein business, driven primarily by a 7% increase in comparable store sales within the Company’s Calvin Klein outlet retail business and an 8% increase in the North American wholesale business. Royalty revenue increased 1% as compared to the prior year, including a negative impact of 2% related to foreign currency translation.

◦
A 7%, or $88.1 million, decrease in the Heritage Brands business, including the negative impact of 5% related to the exited sportswear businesses. The Company’s dress furnishings business experienced a 9% decrease due to a reduction in sales to a mid-tier department store retailer. Comparable store sales in the Heritage Brands retail business were relatively flat.

•	On a non-GAAP basis, earnings before interest and taxes increased $14.4 million to $560.2 million. This change resulted from:

◦
A $52.5 million increase in the Tommy Hilfiger business due principally to the revenue increase mentioned above combined with an increase in gross margin due primarily to higher average unit retail selling prices globally. Partially offsetting this increase was the negative impact of approximately $15 million related to foreign currency translation.

◦
A $3.2 million increase in the Calvin Klein business attributed to the revenue increase discussed above, partially offset by a planned decrease in gross margin resulting principally from the impact of higher product costs experienced in the first half of the year.

◦
A $28.1 million decrease in the Heritage Brands business due principally to the revenue decrease mentioned above, combined with a planned decrease in gross margin rates resulting principally from the impact of higher product costs experienced in the first half of the year.

◦	A $13.2 million decrease attributable to an increase in corporate expenses due principally to additional pension expense resulting from lower discount rates.

•
GAAP earnings before interest and taxes increased $88.6 million to $539.3 million. Earnings increased $98.5 million and $3.2 million in the Tommy Hilfiger and Calvin Klein businesses, respectively, while earnings in the Heritage Brands business decreased $21.0 million and corporate expenses decreased $7.8 million. These earnings changes were due to the above-mentioned items combined with lower integration, restructuring and debt modification costs, partially offset by the $6.4 million of costs incurred in the current year’s third quarter related to the acquisition of Warnaco.

•
On a non-GAAP basis, the effective tax rate was 23.9% as compared to 31.9% in the prior year period. The GAAP effective tax rate was 23.6% as compared to 33.3% for the prior year period. The Company’s 2012 tax rates were positively impacted by an increase in the proportion of earnings attributable to foreign jurisdictions that are subject to favorable tax rates, as well as the continuation of the tax synergies resulting from the Tommy Hilfiger acquisition. In addition, positively impacting the 2012 GAAP effective tax rate was a benefit resulting from previously unrecognized tax credits.

Balance Sheet:
The Company ended the quarter with a net debt position of $1.597 billion, comprised of $1.874 billion of debt, net of $276.6 million of cash. During the third quarter, the Company made payments totaling $77.7 million on its outstanding term loans, for total term loan payments of approximately $170 million during the first nine months of 2012 and approximately $870 million since the date of the Tommy Hilfiger acquisition, the majority of which were voluntary. The Company currently plans to make term loan payments of approximately $130 million during the remainder of 2012.

Ending inventories increased 2% to $855.4 million over the prior year’s third quarter. The Company continues to remain very comfortable with the quality of its inventory.

2012 Guidance:
Please see the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Warnaco Acquisition
The Company announced in the fourth quarter of 2012 that it had entered into a definitive agreement to acquire The Warnaco Group, Inc., with an expected closing date early in 2013. The following provides guidance for the Company’s full year and fourth quarter 2012, which does not give effect to the Warnaco acquisition and assumes the Company continues on a standalone basis.

Full Year Guidance
Revenue in 2012 is projected to increase approximately 2% as compared to $5.891 billion in 2011. On a constant currency basis and excluding the impact of the exited businesses, 2012 revenue is projected to increase approximately 6%. Foreign currency translation is expected to have a negative revenue impact of approximately $120 million, or 2%, while the exit from the Izod women’s and Timberland wholesale sportswear businesses is expected to reduce revenue by approximately $100 million, or 2%, for a total decrease in revenue of approximately 4% related to these items.

Revenue for the Tommy Hilfiger business is expected to increase approximately 4% as compared to $3.051 billion in 2011, including a negative foreign currency translation impact of approximately 4%. Revenue for the Calvin Klein business is expected to grow approximately 7% as compared to $1.065 billion in 2011. Calvin Klein royalty revenue is expected to be negatively impacted by foreign currency translation, the upcoming reacquisition of the ck Calvin Klein European apparel and accessories licenses and the ongoing challenging business for the jeans and underwear product categories in Europe and the United States. Revenue for the Heritage Brands business is expected to decrease approximately 5% as compared to $1.775 billion in 2011, attributable to a 6% negative impact related to the previously mentioned exited sportswear businesses.

On a non-GAAP basis, earnings per share in 2012 is currently projected to be in the range of $6.37 to $6.38, an increase of 18% to 19% over the 2011 amount of $5.38. The Company estimates that the 2012 effective tax rate will be approximately 23.5%.

Fourth Quarter Guidance
Fourth quarter revenue in 2012 is currently projected to increase 4% to 5% as compared to the prior year’s fourth quarter amount of $1.533 billion. On a constant currency basis and excluding the impact of the exited businesses, fourth quarter revenue in 2012 is projected to increase 7% to 8%. Foreign currency translation is expected to have a negative revenue impact of approximately $20 million, or 1%, while the exit from the Izod women’s and Timberland wholesale sportswear businesses is expected to reduce revenue by approximately $30 million, or 2%, for a total decrease in revenue of approximately 3% related to these items.

Revenue for the Tommy Hilfiger business is expected to increase approximately 5% as compared to the fourth quarter of 2011, which includes a negative impact of approximately 2% related to foreign currency translation. Revenue for the Calvin Klein business is expected to grow approximately 10% as compared to the fourth quarter of 2011. Revenue for the Heritage Brands business is expected to be relatively flat as compared to the fourth quarter of 2011, inclusive of a 7% negative impact related to the exited sportswear businesses.

On a non-GAAP basis, earnings per share for the fourth quarter is currently projected to be in the range of $1.48 to $1.49, including the negative impact Hurricane Sandy had on business in the first half of November. This represents an increase of 25% to 26% over $1.18 in the prior year’s fourth quarter. The Company does not expect that foreign currency translation will have a material impact on earnings in the fourth quarter as compared to the prior year. The Company currently estimates that the fourth quarter 2012 effective tax rate will be approximately 22.0%, which reflects the timing of certain discrete tax benefits moving out of the fourth quarter and into the third quarter, as previously mentioned.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our third quarter and year-to-date performance, which was primarily driven by the Tommy Hilfiger and Calvin Klein businesses continuing to exhibit strong global growth, allowing us to exceed our previous earnings guidance. The Heritage Brands business saw some modest improvement in the quarter, which we believe demonstrates that this business is on the path to return to its historic profitability levels. Taking into account the third quarter outperformance across our businesses, coupled with the impact of Hurricane Sandy, we have once again raised our full year earnings guidance, despite the uncertain global economic and market conditions.”

Mr. Chirico continued, “The worldwide consumer appeal for Calvin Klein and Tommy Hilfiger has allowed us to successfully expand our market share penetration and global reach of our designer lifestyle brands, despite the macroeconomic headwinds. We believe we can continue to grow our businesses profitably in the future by identifying and executing additional strategic opportunities for all of our brands, including the recently announced acquisition of Warnaco and formation of a joint venture in Brazil for the Tommy Hilfiger brand.”

Mr. Chirico concluded, “Both the PVH and Warnaco management teams are working diligently to consummate the Warnaco acquisition. We currently expect this transaction to close in early 2013. As we highlighted when we announced the acquisition, this is a unique opportunity to reunite the “House of Calvin Klein” to ensure a single global brand vision. This acquisition also allows us to align our strong operating platforms in North America and Europe with Warnaco’s operations in Asia and Latin America, which will give the combined company strong established operations in every major consumer market worldwide. This will pave the way for enhanced revenue and earnings growth, while also improving operating margins in the future. As we head into the important holiday selling season, we remain firm in our belief that the strength of our brands, the sound execution of our business strategies, continued investment in our world-class brands and our strong credit profile will continue to drive long-term growth and will position us to deliver strong earnings results in the fourth quarter of 2012 and beyond.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of $69.5 million incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and $18.6 million was incurred in the fourth quarter.

•	Pre-tax costs of $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $8.1 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the Company’s 2012 exit from the Izod women’s wholesale sportswear business, of which $6.7 million was incurred in the second quarter, $0.5 million was incurred in the third quarter and $1.0 million was incurred in the fourth quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s reacquisition of the rights in India to the Tommy Hilfiger trademarks that had been subject to a perpetual license, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	A tax benefit of $5.4 million recorded in the fourth quarter of 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

•
Pre-tax costs of approximately $15 million expected to be incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3.3 million was incurred in the first quarter, $4.5 million was incurred in the second quarter, $6.6 million was incurred in the third quarter, and approximately $1 million is expected to be incurred in the fourth quarter.

•
Pre-tax costs of approximately $36 million expected to be incurred in 2012 in connection with the acquisition of Warnaco, of which $6.4 million was incurred in the third quarter and approximately $30 million is expected to be incurred in the fourth quarter.

•	A tax benefit of $4.5 million recorded in the third quarter of 2012 resulting from previously unrecognized tax credits.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 5 and the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Wednesday, November 28, 2012 at 9:00 a.m. EST. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #7917574. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s proposed acquisition of The Warnaco Group, Inc. (“Warnaco”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s proposed acquisition of Warnaco is subject to conditions, which may not be satisfied, in which event the transaction may not close; (iii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, and in connection with the proposed acquisition of Warnaco, the Company intends to borrow additional significant amounts, may now or thereafter be considered to be highly leveraged, and uses and will have to continue to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (v) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from Warnaco, if the acquisition is consummated; (vi) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vii) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (viii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (ix) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

Net sales	$1,501,442	$1,517,494	$4,033,911	$4,002,210
Royalty revenue	103,944	102,541	271,917	261,552
Advertising and other revenue	37,384	34,125	100,971	94,026
Total revenue	$1,642,770	$1,654,160	$4,406,799	$4,357,788

Gross profit on net sales	$727,756	$692,302	$1,995,686	$1,926,101
Gross profit on royalty, advertising and other revenue	141,328	136,666	372,888	355,578
Total gross profit	869,084	828,968	2,368,574	2,281,679

Selling, general and administrative expenses	634,854	632,982	1,834,288	1,815,537

Debt modification costs				16,233

Equity in income of unconsolidated affiliates	3,193	856	5,043	856

Earnings before interest and taxes	237,423	196,842	539,329	450,765

Interest expense, net	28,284	31,542	85,883	96,058

Pre-tax income	209,139	165,300	453,446	354,707

Income tax expense	43,730	53,061	107,221	118,072

Net income	$165,409	$112,239	$346,225	$236,635

Diluted net income per common share(1)	$2.24	$1.54	$4.70	$3.25

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

Depreciation and amortization expense	$34,752	$32,321	$102,544	$98,768

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2012 and 2011 in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in 2012 in connection with its pending acquisition of Warnaco, which is expected to close in early 2013; (iii) the expense incurred in 2011 associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; (iv) the costs incurred in 2011 in connection with the modification of its credit facility; (v) the costs incurred in 2011 in connection with the negotiated early termination of its license to market sportswear under the Timberland brand; (vi) the tax effects associated with these costs; and (vii) the tax benefit in 2012 resulting from previously unrecognized tax credits, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs described above in (i) through (vi) are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 5 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

GAAP total revenue	$1,642,770	$1,654,160	$4,406,799	$4,357,788

Non-GAAP Measures
Total gross profit(1)		$832,389		$2,287,253
Selling, general and administrative expenses(2)	$621,881	605,928	$1,813,458	1,742,301
Earnings before interest and taxes(3)	250,396	227,317	560,159	545,808
Income tax expense(4)	48,643	57,557	113,317	143,676
Net income(5)	173,469	138,218	360,959	306,074
Diluted net income per common share(6)	$2.34	$1.89	$4.90	$4.20

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP to non-GAAP earnings before interest and taxes.
(4)    Please see Table 5 for reconciliation of GAAP to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification costs.

(5) Please see Table 1 for reconciliation of GAAP to non-GAAP net income.
(6) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

Net income	$165,409	$112,239	$346,225	$236,635

Diluted net income per common share(1)	$2.24	$1.54	$4.70	$3.25

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		3,421		5,574

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India		20,709		20,709

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	6,561	5,843	14,418	45,375

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		502		7,152

SG&A expenses associated with pending acquisition of Warnaco	6,412		6,412

Debt modification costs				16,233

Tax effect of the items above(2)	(413)	(4,496)	(1,596)	(25,604)

Tax benefit resulting from previously unrecognized tax credits	(4,500)		(4,500)

Non-GAAP net income	$173,469	$138,218	$360,959	$306,074

Non-GAAP diluted net income per common share(1)	$2.34	$1.89	$4.90	$4.20

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

Earnings before interest and taxes	$237,423	$196,842	$539,329	$450,765

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		3,421		5,574

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India		20,709		20,709

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	6,561	5,843	14,418	45,375

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		502		7,152

SG&A expenses associated with pending acquisition of Warnaco	6,412		6,412

Debt modification costs				16,233

Non-GAAP earnings before interest and taxes	$250,396	$227,317	$560,159	$545,808

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Nine Months Ended
	10/30/11	10/30/11

Gross profit	$828,968	$2,281,679

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	3,421	5,574

Non-GAAP gross profit	$832,389	$2,287,253

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

SG&A	$634,854	$632,982	$1,834,288	$1,815,537

Items excluded:

SG&A expenses associated with buyout of perpetual license for Tommy Hilfiger in India		(20,709)		(20,709)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	(6,561)	(5,843)	(14,418)	(45,375)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		(502)		(7,152)

SG&A expenses associated with pending acquisition of Warnaco	(6,412)		(6,412)

Non-GAAP SG&A	$621,881	$605,928	$1,813,458	$1,742,301

Table 5 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Nine Months Ended
	10/28/12	10/30/11	10/28/12	10/30/11

Income tax expense	$43,730	$53,061	$107,221	$118,072

Items excluded:

Income tax effect of acquisition, integration, restructuring and debt modification costs (1)	413	4,496	1,596	25,604

Tax benefit resulting from previously unrecognized tax credits	4,500		4,500

Non-GAAP income tax expense	$48,643	$57,557	$113,317	$143,676

(1) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring and debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring and debt modification costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	10/28/12				10/30/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$165,409	$(8,060)	(1)	$173,469	$112,239	$(25,979)	(2)	$138,218

Weighted average common shares	70,586			70,586	67,225			67,225
Weighted average dilutive securities	1,304			1,304	1,549			1,549
Weighted average impact of assumed convertible preferred stock conversion	2,095			2,095	4,189			4,189
Total shares	73,985			73,985	72,963			72,963

Diluted net income per common share	$2.24			$2.34	$1.54			$1.89

	Nine Months Ended				Nine Months Ended
	10/28/12				10/30/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$346,225	$(14,734)	(1)	$360,959	$236,635	$(69,439)	(2)	$306,074

Weighted average common shares	69,843			69,843	67,051			67,051
Weighted average dilutive securities	1,332			1,332	1,568			1,568
Weighted average impact of assumed convertible preferred stock conversion	2,555			2,555	4,189			4,189
Total shares	73,730			73,730	72,808			72,808

Diluted net income per common share	$4.70			$4.90	$3.25			$4.20

(1)
Represents the impact on net income in the period ended October 28, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s pending acquisition of Warnaco, which is expected to close in early 2013; (iii) the tax effects associated with these costs; and (iv) the tax benefit resulting from previously unrecognized tax credits. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the period ended October 30, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; (iii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; (iv) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; and (v) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	October 28,	October 30,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$276,630	$159,981
Receivables	607,465	621,593
Inventories	855,359	841,928
Other Current Assets	172,665	168,988
Total Current Assets	1,912,119	1,792,490
Property, Plant and Equipment	519,863	436,286
Goodwill and Other Intangible Assets	4,383,520	4,519,889
Other Assets	170,469	173,514
	$6,985,971	$6,922,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$913,452	$921,531
Short-Term Borrowings	142,514	12,820
Current Portion of Long-Term Debt	84,000	61,111
Other Liabilities	1,151,785	1,121,379
Long-Term Debt	1,647,596	2,030,445
Stockholders’ Equity	3,046,624	2,774,893
	$6,985,971	$6,922,179

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/28/12	10/30/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$155,436	$163,173
Royalty revenue	1,314	1,681
Advertising and other revenue	620	496
Total	157,370	165,350

Heritage Brand Wholesale Sportswear
Net sales	157,761	187,344
Royalty revenue	2,470	2,498
Advertising and other revenue	778	408
Total	161,009	190,250

Heritage Brand Retail
Net sales	169,407	169,269
Royalty revenue	1,285	1,268
Advertising and other revenue	438	143
Total	171,130	170,680

Total Heritage Brands
Net sales	482,604	519,786
Royalty revenue	5,069	5,447
Advertising and other revenue	1,836	1,047
Total	489,509	526,280

Other (Calvin Klein Apparel)
Net sales	196,746	174,632
Total	196,746	174,632

Calvin Klein Licensing
Net sales	12,104	16,339
Royalty revenue	78,888	80,052
Advertising and other revenue	31,909	30,216
Total	122,901	126,607

Total Calvin Klein
Net sales	208,850	190,971
Royalty revenue	78,888	80,052
Advertising and other revenue	31,909	30,216
Total	319,647	301,239

Tommy Hilfiger North America
Net sales	376,267	350,281
Royalty revenue	6,553	5,537
Advertising and other revenue	2,429	2,002
Total	385,249	357,820

Tommy Hilfiger International
Net sales	433,721	456,456
Royalty revenue	13,434	11,505
Advertising and other revenue	1,210	860
Total	448,365	468,821

Total Tommy Hilfiger
Net sales	809,988	806,737
Royalty revenue	19,987	17,042
Advertising and other revenue	3,639	2,862
Total	833,614	826,641

Total Revenue
Net sales	1,501,442	1,517,494
Royalty revenue	103,944	102,541
Advertising and other revenue	37,384	34,125
Total	$1,642,770	$1,654,160

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/28/12			10/30/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$27,162		$27,162	$26,026		$26,026

Heritage Brand Wholesale Sportswear	15,807		15,807	11,033	$(502)	11,535

Heritage Brand Retail	4,409		4,409	8,535		8,535

Total Heritage Brands	47,378		47,378	45,594	(502)	46,096

Other (Calvin Klein Apparel)	30,073		30,073	26,898		26,898

Calvin Klein Licensing	62,350		62,350	59,271		59,271

Total Calvin Klein	92,423		92,423	86,169		86,169

Tommy Hilfiger North America	66,174		66,174	41,752	(3,421)	45,173

Tommy Hilfiger International	62,583	$(6,301)	68,884	48,820	(22,209)	71,029

Total Tommy Hilfiger	128,757	(6,301)	135,058	90,572	(25,630)	116,202

Corporate	(31,135)	(6,672)	(24,463)	(25,493)	(4,343)	(21,150)

Total earnings before interest and taxes	$237,423	$(12,973)	$250,396	$196,842	$(30,475)	$227,317

(1)
Adjustments for the quarter ended October 28, 2012 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) pending acquisition of Warnaco, which is expected to close in early 2013.

(2)
Adjustments for the quarter ended October 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; (ii) settlement of the unfavorable preexisting license agreement in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India; and (iii) negotiated early termination of its license to market sportswear under the Timberland brand.

(3)
In the fourth quarter of 2011, the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses and are not allocated to any reportable segment. Prior periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/28/12	10/30/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$380,889	$421,633
Royalty revenue	4,146	4,634
Advertising and other revenue	2,157	1,314
Total	387,192	427,581

Heritage Brand Wholesale Sportswear
Net sales	369,926	418,905
Royalty revenue	7,477	7,646
Advertising and other revenue	1,598	1,289
Total	379,001	427,840

Heritage Brand Retail
Net sales	477,062	476,158
Royalty revenue	3,717	3,805
Advertising and other revenue	945	661
Total	481,724	480,624

Total Heritage Brands
Net sales	1,227,877	1,316,696
Royalty revenue	15,340	16,085
Advertising and other revenue	4,700	3,264
Total	1,247,917	1,336,045

Other (Calvin Klein Apparel)
Net sales	513,912	469,974
Total	513,912	469,974

Calvin Klein Licensing
Net sales	29,327	31,774
Royalty revenue	203,607	202,491
Advertising and other revenue	86,151	82,546
Total	319,085	316,811

Total Calvin Klein
Net sales	543,239	501,748
Royalty revenue	203,607	202,491
Advertising and other revenue	86,151	82,546
Total	832,997	786,785

Tommy Hilfiger North America
Net sales	999,729	911,678
Royalty revenue	16,178	12,658
Advertising and other revenue	6,401	5,293
Total	1,022,308	929,629

Tommy Hilfiger International
Net sales	1,263,066	1,272,088
Royalty revenue	36,792	30,318
Advertising and other revenue	3,719	2,923
Total	1,303,577	1,305,329

Total Tommy Hilfiger
Net sales	2,262,795	2,183,766
Royalty revenue	52,970	42,976
Advertising and other revenue	10,120	8,216
Total	2,325,885	2,234,958

Total Revenue
Net sales	4,033,911	4,002,210
Royalty revenue	271,917	261,552
Advertising and other revenue	100,971	94,026
Total	$4,406,799	$4,357,788

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/28/12			10/30/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$45,718		$45,718	$60,961		$60,961

Heritage Brand Wholesale Sportswear	31,380		31,380	20,100	$(7,152)	27,252

Heritage Brand Retail	11,223		11,223	28,224		28,224

Total Heritage Brands	88,321		88,321	109,285	(7,152)	116,437

Other (Calvin Klein Apparel)	62,584		62,584	69,955		69,955

Calvin Klein Licensing	148,408		148,408	137,862		137,862

Total Calvin Klein	210,992		210,992	207,817		207,817

Tommy Hilfiger North America	147,801	$(379)	148,180	60,967	(33,563)	94,530

Tommy Hilfiger International	177,176	(9,798)	186,974	165,475	(22,657)	188,132

Total Tommy Hilfiger	324,977	(10,177)	335,154	226,442	(56,220)	282,662

Corporate	(84,961)	(10,653)	(74,308)	(92,779)	(31,671)	(61,108)

Total earnings before interest and taxes	$539,329	$(20,830)	$560,159	$450,765	$(95,043)	$545,808

(1)
Adjustments for the period ended October 28, 2012 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) pending acquisition of Warnaco, which is expected to close in early 2013.

(2)
Adjustments for the period ended October 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; (ii) settlement of the unfavorable preexisting license agreement in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India; (iii) modification of its credit facility; and (iv) negotiated early termination of its license to market sportswear under the Timberland brand.

(3)
In the fourth quarter of 2011 the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses not allocated to any reportable segments. Prior periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2012 estimated results excluding (a) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) the costs expected to be incurred in connection with its pending acquisition of Warnaco, which is expected to close in early 2013; (c) the estimated tax effects associated with these costs; and (d) the tax benefit resulting from previously unrecognized tax credits, and (2) 2011 results excluding (a) the costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (c) the expense associated with settling the unfavorable preexisting license agreement in connection with its buyout of the perpetual license for Tommy Hilfiger in India; (d) the costs incurred in connection with the modification of its credit facility; (e) the estimated tax effects associated with these costs; and (f) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan. Both the 2012 estimated results and 2011 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company believes that the exclusion of the amounts identified facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The costs associated with the Company’s integration of Tommy Hilfiger and the related restructuring, the pending acquisition of Warnaco, the negotiated early termination of its Timberland license and the 2012 exit from the Izod women’s wholesale sportswear business, its buyout of the perpetual license for Tommy Hilfiger in India and the modification of its credit facility are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

(Dollar amounts in millions, except per share data)

2012 Net Income Per Common Share Reconciliations	Full Year 2012 (Estimated)	Fourth Quarter 2012 (Estimated)

GAAP net income per common share	$5.84 - $5.85	$1.15 - $1.16
Estimated per common share impact of after tax acquisition, integration and restructuring costs	$0.53	$0.33
Net income per common share excluding impact of acquisition, integration and restructuring costs	$6.37 - $6.38	$1.48 - $1.49

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2012 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events, if any, that the Company engages in or suffers during the period. Other than the Company’s previously announced acquisition of Warnaco, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2011				Fourth Quarter 2011
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$317.9	$(74.3)	(1)	$392.2	$81.2	$(4.9)	(2)	$86.1
Total weighted average shares	72.9			72.9	73.3			73.3

Diluted net income per common share	$4.36			$5.38	$1.11			$1.18

(1) Represents the impact on net income in the year ended January 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (iii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the perpetual license for Tommy Hilfiger in India; (iv) the costs incurred in connection with the modification of the Company’s credit facility; (v) the estimated tax effects associated with these costs; and (vi) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

(2) Represents the impact on net income in the quarter ended January 29, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (iii) the tax effects associated with these costs; and (iv) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.